                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       STATION CASINOS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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
                             STATION CASINOS, INC.
                            2411 WEST SAHARA AVENUE
                            LAS VEGAS, NEVADA 89102
                                 (702) 367-2411

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD: OCTOBER 27, 1998
                  TO BE HELD AT: SUNSET STATION HOTEL & CASINO

To the Stockholders:

    NOTICE is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Station Casinos, Inc., a Nevada corporation (the "Company") will be held at Sunset Station Hotel & Casino on October 27, 1998, beginning at 10:00 a.m. local time, for the following purposes:

           1. To elect two directors to serve for a term of three years until the 2001 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

           2. To ratify the appointment of Arthur Andersen L.L.P. as the Company's independent public accountants for the Company's 1999 fiscal year; and

           3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

all as more fully described in the accompanying Proxy Statement.

    Holders of Common Stock, par value $.01 per share, at the close of business on September 22, 1998, the record date fixed by the Company's board of directors (the "Board of Directors"), are entitled to notice of and to vote at the Annual Meeting. The Board of Directors urges all stockholders of record to exercise their right to vote at the Annual Meeting personally or by proxy. Accordingly, we are sending you the following Proxy Statement and the enclosed proxy card.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING PLEASE SPECIFY YOUR VOTE ON THE ACCOMPANYING PROXY CARD AND SIGN, DATE AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE.

    Your prompt response will be appreciated.

                                          By Order of the Board of Directors

                                          Scott M Nielson
                                          SECRETARY

Las Vegas, Nevada
September 23, 1998

                             STATION CASINOS, INC.
                            2411 WEST SAHARA AVENUE
                            LAS VEGAS, NEVADA 89102

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    The accompanying proxy is solicited by the board of directors (the "Board of Directors") of Station Casinos, Inc., (the "Company") to be used at the Annual Meeting of Stockholders on October 27, 1998 (the "Annual Meeting") to be held at 10:00 a.m. local time at the Sunset Station Hotel & Casino, 1301 West Sunset Road, Henderson, Nevada. This Proxy Statement and the enclosed form of proxy are being sent to Stockholders on or about September 23, 1998.

    At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

           ITEM I The election of two directors to serve until the 2001 Annual Meeting.

           ITEM II A proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's 1999 fiscal year.

    Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving notice of such revocation either personally or in writing to the Secretary of the Company at the Company's executive offices, by subsequently executing and delivering another proxy or by voting in person at the Annual Meeting.

    The Board of Directors believes that the election of its director nominees and the ratification of the appointment of the independent public accountants are in the best interests of the Company and its stockholders and recommends the approval of each of the proposals contained in this Proxy Statement.

                                     VOTING

    Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein, FOR the ratification of the appointment of independent public accountants, and, with respect to any other matter that may properly come before the Annual Meeting, in the discretion of the persons voting at the respective proxies.

    The cost of preparing, assembling and mailing of proxy materials will be borne by the Company. The Company has retained D.F. King & Co., Inc. to solicit proxies at an estimated base cost of $5000. Directors, executive officers and other employees may also solicit proxies but without receiving special compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

    Only holders of record at the close of business on September 22, 1998 (the "Record Date") of the Company's common stock, $.01 par value (the "Common Stock"), will be entitled to vote at the Annual Meeting. On the Record Date, there were 35,311,792 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

VOTE REQUIRED

    The election of the director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Nevada law, the Company's Restated Articles of Incorporation (the "Articles") and the Company's Restated Bylaws (the "Bylaws"), shares as to which a stockholder abstains or withholds from voting on the election of directors and shares to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

    Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's 1999 fiscal year requires the affirmative vote of a majority of shares present in person or presented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Under the Articles and Bylaws, each abstention and broker non-vote on this proposal has the same legal effect as a vote against such proposal.

    The stockholders of the Company have no dissenters or appraisal rights in connection with any of items I and II.

                                     ITEM 1
                       NOMINEES FOR ELECTION OF DIRECTORS

    The Articles and Bylaws require that the number of directors on the Board of Directors be not less than three (3) nor more than fifteen (15). Currently, the Board of Directors has fixed the number of directors at seven (7). The Board of Directors presently consists of the following persons: Frank J. Fertitta III, Glenn C. Christenson, Blake L. Sartini, R. Hal Dean, Lorenzo J. Fertitta, Lowell
H. Lebermann, Jr. and Delise F. Sartini. The Board of Directors is staggered into three classes. Class I consists of R. Hal Dean and Lowell H. Lebermann, Jr., whose terms expire in 2000. Class II consists of Glenn C. Christenson and Blake L. Sartini, whose terms expire in 1998. Class III consists of Frank J. Fertitta III, Lorenzo J. Fertitta, and Delise F. Sartini, whose terms expire in 1999. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years.

    At the Annual Meeting two directors are to be elected to serve until the 2001 Annual Meeting and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the re-election of the two nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

    The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

    GLENN C. CHRISTENSON. Mr. Christenson was appointed Chief Administrative Officer in March 1997 and has served as Executive Vice President of the Company since February 1994. From 1989 to 1993, he served as Vice President of the Company. He has served as Chief Financial Officer since 1989, as Treasurer since 1992 and as a director of the Company since 1993. Mr. Christenson is a Certified Public Accountant. From 1983 to 1989, he was a partner of the international accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as partner-in-charge of audit services for the Nevada practice and National Audit partner for the Hospitality Industry. Mr. Christenson has served on the Board of Directors of the Nevada Resort Association and was Chairman of the Nevada Resort Association's IRS Liaison Committee.

    BLAKE L. SARTINI. Mr. Sartini was appointed Chief Operating Officer in March 1997 and has served as Executive Vice President of the Company since February 1994. From February 1994 to March 1997 he also served as President - Nevada Operations for the Company. From 1991 to 1993, he served as Vice President of Gaming Operations for the Company. He has served as a director of the Company since 1993 and has over 14 years of experience in the hotel and casino industry. From 1985 to 1990, Mr. Sartini held various management positions at the Company and served as President of Southwest Gaming Services, Inc., a subsidiary of the Company until November 1995. In 1992, he co-founded Station Casino St. Charles and serves as its President.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

NAME                                               AGE   POSITION
------------------------------------------  -----------  ---------------------------------------------------------------
Frank J. Fertitta III(*)..................          36   Chairman of the Board, President, Chief Executive Officer and
                                                         Director

Glenn C. Christenson......................          48   Executive Vice President, Chief Financial Officer, Chief
                                                         Administrative Officer, Treasurer and Director

Scott M Nielson...........................          40   Executive Vice President, General Counsel and Secretary

Blake L. Sartini(*).......................          39   Executive Vice President, Chief Operating Officer and Director

William W. Warner.........................          34   Vice President of Finance

R. Hal Dean...............................          82   Director

Lorenzo J. Fertitta(*)....................          29   Director

Lowell H. Lebermann, Jr...................          59   Director

Delise F. Sartini(*)......................          39   Director

------------------------

(*) Frank J. Fertitta III and Lorenzo J. Fertitta are brothers and Delise F.
    Sartini is their sister. Delise F. Sartini is married to Blake L. Sartini.

    Set forth below are the Class I and Class III directors whose terms do not expire this year together with non-director executive officers of the Company, along with certain information regarding these individuals.

    FRANK J. FERTITTA III. Mr. Fertitta has served as Chairman of the Board of the Company since February 1993, Chief Executive Officer since July 1992 and President of the Company since 1989. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of the Company in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. In 1992, he co-founded Station Casino St. Charles and has served as Chairman of the Board of Directors of that company since that time.

    SCOTT M NIELSON. Mr. Nielson was appointed Executive Vice President of the Company in June 1994. In 1991 he was appointed General Counsel and in 1992 he was appointed Secretary of the Company. From 1991 through June 1994, he served as Vice President of the Company. From 1986 to 1991, Mr. Nielson was in private legal practice, most recently as a partner in the Las Vegas firm of Schreck, Jones, Bernhard,

Woloson & Godfrey (now Schreck Morris), where he specialized in gaming law and land use planning and zoning. Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

    WILLIAM W. WARNER. Mr. Warner has served as Vice President of Finance of the Company since January 1996 and from August 1993 to January 1996 he served as Director of Finance. Prior to his employment by the Company, Mr. Warner served as Controller of Kentco Capital Corporation from 1991 to 1993 and from 1986 to 1991 he served with the international accounting firm of Arthur Andersen LLP, most recently as an Audit Manager.

    LORENZO J. FERTITTA. Mr. Fertitta has served as a director of the Company since 1991. He has served as President and Chief Executive Officer of Fertitta Enterprises, Inc. since June 1993, where he is responsible for managing an investment portfolio consisting of marketable securities and real property. From time to time, the investment portfolio contains investments in other gaming operations. Mr. Fertitta was a co-founder of Southwest Gaming in 1990 and of Station Casino St. Charles in 1992. From 1991 to 1993, he served as Vice President of the Company. Mr. Fertitta has served as a commissioner on the Nevada State Athletic Commission since November 1996.

    DELISE F. SARTINI. Ms. Sartini was appointed a director of the Company on August 30, 1995. She has served as Vice President of Community Affairs at Palace Station in excess of five years. Ms. Sartini was a co-founder of Southwest Gaming in 1990 and of Station Casino St. Charles in 1992. Ms. Sartini is involved in various charitable organizations and serves on the Board of Directors of St. Jude's Ranch for Children.

    R. HAL DEAN. Mr. Dean has served as a director of the Company since June 1993 and is chairman of the Human Resources Committee. Mr. Dean presently is a member of the Board of Directors of LaBarge, Inc. (from 1984) in St. Louis. Mr. Dean retired in 1982 from the Ralston Purina Company, having served 44 years in various capacities including Chairman of the Board (1968-1982) and Chief Executive Officer (1964-1982). Mr. Dean has served on several other Boards of Directors including those of Gulf Oil Corp., Pittsburgh, Pennsylvania (1970-1985), Chase Manhattan Bank International Advisory Group, New York, New York (1965-1970), Mercantile Trust Co., St. Louis, Missouri (1969-1987), General American Life Insurance Co., St. Louis, Missouri (1972-1987), Barnes Hospital, St. Louis, Missouri (1979-1985) and Chevron Corp., San Francisco, California (1985-1989).

    LOWELL H. LEBERMANN, JR. Mr. Lebermann has served as a director of the Company since October 1993 and is chairman of the Audit Committee. He is also a director of Valero Energy Corporation, San Antonio, serving as a member of the executive committee. He is a former director of Franklin Federal Bancorp, Austin (now Norwest), and founding member of the Board of Directors of the Texas Workers' Compensation Fund. He is president and CEO of Centex Beverage, Inc., wholesale distributor of Miller beer and imported beverages. Since 1993, he has been a member of the Board of Regents of The University of Texas System. He was a Council Member on the Austin City Council from 1971-1977.

MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors met five times during the 1998 fiscal year. The Board of Directors has standing Audit and Human Resources Committees. The Board of Directors does not have a standing Nominations Committee. None of the members of the Board of Directors attended less than 75% of the meetings of the Board of Directors held or of the total number of meetings held by all committees of the Board of Directors on which various members served during the fiscal year ended March 31, 1998. The current members of each of the Board of Directors' committees are listed below.

THE AUDIT COMMITTEE

    The current members of the Audit Committee are Lowell H. Lebermann, Jr., Chairman and R. Hal Dean. During the 1998 fiscal year, the Audit Committee met once.

    The Audit Committee, comprised solely of outside directors, meets periodically with the Company's independent public accountants, management and internal auditors to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The Audit Committee also advises the Board of Directors on matters related to accounting and auditing and reviews management's selection of independent public accountants. The independent public accountants and the internal auditors have complete access to the Audit Committee without management present to discuss results of their audit and their opinions on adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

THE HUMAN RESOURCES COMMITTEE

    The Human Resources Committee, currently comprised solely of outside directors, reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern officers and key employees of the Company. The Human Resources Committee also reviews and takes action regarding grants of options and restricted shares to employees that are issued under the Stock Compensation Program other than awards under the Nonemployee Directors Plan. The Human Resources Committee met four times during the 1998 fiscal year.

COMPENSATION OF DIRECTORS

    Directors who are not directly or indirectly affiliated with the Company received a fee of $1,500 for each board meeting attended, $1,000 for each committee meeting attended, and a monthly fee of $3,000. All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors. All directors are eligible to participate in the Stock Compensation Program. See "Executive Compensation -- Stock Compensation Program" as described hereinafter.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In fiscal year 1998, the Human Resources Committee consisted of R. Hal Dean and Lowell H. Lebermann, Jr., both outside directors of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership on Forms 3, 4 and 5 with the Commission. Executive officers, directors and 10% stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during fiscal 1998 other than Mr. Warner who made his initial filing on Form 3 this year.

LEGAL PROCEEDINGS INVOLVING DIRECTORS, OFFICERS, AFFILIATES OR BENEFICIAL OWNERS

    No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest to the Company.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

    The following table sets forth, as of August 31, 1998, certain information regarding the shares of Common Stock beneficially owned by each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, by each director and named executive officer and by all executive officers and directors as a group.

                                                                                           BENEFICIAL OWNERSHIP
                                                                                                 OF SHARES
                                                                                         -------------------------
                                                                                                       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                                   NUMBER (2)      CLASS
---------------------------------------------------------------------------------------  ------------  -----------
Frank J. Fertitta III..................................................................     5,814,556        16.0
Blake L. Sartini(3)....................................................................     4,910,329        13.8
Lorenzo J. Fertitta....................................................................     4,787,277        13.5
Delise F. Sartini(3)...................................................................     4,733,519        13.4
Par Capital Management, Inc (2)........................................................     2,605,000         7.4
Glenn C. Christenson...................................................................       263,346           *
Scott M Nielson........................................................................       222,477           *
William W. Warner......................................................................        10,807           *
R. Hal Dean............................................................................        44,265           *
Lowell H. Lebermann, Jr................................................................        21,000           *
Executive Officers and Directors as a Group (8 persons)................................    16,088,686        43.5
                                                                                         ------------         ---
                                                                                         ------------         ---

------------------------

* Less than one percent

(1) Except as otherwise noted, excludes shares of Common Stock issuable upon conversion of Convertible Preferred Stock. Of the total number of shares reported in this table, the following are the approximate number of vested options beneficially owned by each individual in the table: Frank J. Fertitta III 945,615; Blake L. Sartini 191,437, Delise F. Sartini 14,627; Lorenzo J. Fertitta 99,000; Glenn C. Christenson 213,146; Scott M Nielson 168,477; William W. Warner 0; R. Hal Dean 22,500 and Lowell H. Lebermann, Jr. 20,000. Of the total number of shares reported in this table, 457 shares beneficially owned by Mr. Warner are held by the Company's 401 (k) Plan.

(2) Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. The address of each of the stockholders named in this table other than Par Capital Management, Inc. is: c/o Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada 89102. The address of Par Capital Management, Inc. is One Financial Center, Suite 1600, Boston, Massachusetts 02111. The filing dated September 2, 1998 for Par Capital Management, Inc. states that it is filed by Par Capital Management, Inc., Par Investment Partners, L.P. and Par Group, L.P.

(3) Reflects beneficial ownership shared by Blake and Delise Sartini. Blake and Delise Sartini do not, however, share beneficial ownership of the vested options reflected in note (1) and thus have different total ownership figures.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (collectively, the "Executive Officers") for services rendered to the Company in all capacities during the fiscal years ended March 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                           ANNUAL COMPENSATION                   AWARDS(4)
                                                   ------------------------------------  -------------------------
                                                                          OTHER ANNUAL   SECURITIES    ALL OTHER
                                                     SALARY      BONUS    COMPENSATION   UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR       ($)(1)     ($)(2)       ($)(3)      OPTIONS(#)     ($)(5)
--------------------------------------  ---------  ----------  ---------  -------------  ----------  -------------

Frank J. Fertitta III.................       1998   1,000,000    750,000       --           160,000      293,313
  Chairman of the Board, President and       1997     999,159    375,000       --         1,000,000      247,600
  Chief Executive Officer                    1996     959,423    365,000       --           106,027      227,681

Glenn C. Christenson..................       1998     472,885    321,000       --           180,000      284,861
  Executive Vice President, Chief            1997     449,062    135,000       --            65,000      271,234
  Financial Officer, Chief                   1996     392,312    130,000       --           174,713      110,938
  Administrative Officer and Treasurer

Scott M Nielson.......................       1998     380,385    240,000       --           130,000      155,137
  Executive Vice President, General          1997     374,543     93,750       --            40,000      154,002
  Counsel and Secretary                      1996     342,365     95,000       --           145,223      100,296

Blake L. Sartini......................       1998     446,923    312,000       --           110,000      165,240
  Executive Vice President and Chief         1997     419,159    126,000       96,990       400,000      149,448
  Operating Officer                          1996     367,038    115,000       73,416        39,063       77,539

William W. Warner.....................       1998     206,250    150,000       --           100,000        8,205
  Vice President of Finance(6)               1997     174,904     30,625       --            10,000        1,154
                                             1996     132,692     23,200       --            10,000          705

------------------------

(1) For the fiscal years ended March 31, 1998, 1997 and 1996, amounts include salary deferred under the Company's Deferred Compensation Plan of $34,615, $0 and $70,369 for Mr. Fertitta, $75,298, $50,927 and $0 for Mr.
    Christenson, $25,961, $35,365 and $34,240 for Mr. Nielson and $12,596,
    $6,731 and $0 for Mr. Warner (also includes amounts deferred under the Company's Deferred Compensation Plan for Management Employees, with respect to Mr. Warner).

(2) Each of Messrs. Fertitta, Christenson, Nielson and Sartini was entitled to a minimum annual bonus equal to 5% of his base salary under his employment agreement prior to amendment of such agreements as of December 22, 1997. Amounts shown are the amounts earned for the fiscal years without consideration as to the year of payment. For fiscal years ended March 31, 1998, 1997 and 1996 amounts include bonuses deferred under the Company Deferred Compensation Plan of $0, $0 and $21,500 for Mr. Fertitta, $0, $117,449 and $100,000 for Mr. Christenson, $0, $9,375 and $9,000 for Mr.
    Nielson, $0, $0 and $0 for Mr. Sartini and $15,000, $0 and $0 for Mr.
    Warner.

(3) For the fiscal years ended March 31, 1998, 1997 and 1996, Other Annual Compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported, except for Blake L. Sartini during the fiscal years ended March 31, 1997 and 1996. The Company provides certain perquisites, including certain personal services, to the named executive officers. For the fiscal years ended March 31, 1997 and 1996, the costs of providing these services were approximately $83,000 and $55,000 respectively, for Mr. Sartini.

(4) As of March 31, 1998, the total number of shares of restricted stock held by Messrs. Fertitta, Christenson, Nielson, Sartini and Warner, and the value of such shares as of the close of trading on such date, was 30,000, 7,200, 6,000, 4,800 and 2,000, and $442,500, $106,200, $88,500, $70,800 and
    $29,500, respectively.

(5) These amounts represent premiums for life and disability insurance policies provided by the Company and the Company's matching contribution to the Executive Officers' Deferred Compensation Plan for the Executive's account, and for Mr. Warner, the Company's matching contributions to Mr. Warner's 401(k) and Management Employee's Deferred Compensation Plan accounts. For the fiscal years ended 1998 and 1997 these amounts include "split dollar" life insurance premiums for Messrs. Fertitta, Christenson, Nielson and Sartini. The "split dollar" life insurance premiums for 1996 have been pro-rated from August 15, 1995, the date of the contract, through March 31, 1996. The policy premiums will be returned to the Company through the cash surrender value upon termination of the agreement or in the form of death benefit proceeds.

(6) In September 1997, the Company replaced certain of outstanding options to purchase Common Stock, including those of Mr. Warner. The Company replaced 27,055 of Mr. Warner's options which carried exercise prices ranging from $12.00 to $14.625 with options carrying an exercise price of $7.50. See "-- Replacement of and Grant of Stock Options."

OPTIONS GRANTED IN FISCAL 1998

    The following table provides information related to options to purchase Common Stock granted to the Executive Officers during the fiscal year ended March 31, 1998 and the number and value of such options held as of the end of such fiscal year. For the last fiscal year the Company did not grant any SARs.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                     ------------------------------------------------------    VALUE AT ASSUMED
                                      NUMBER OF    % OF TOTAL                                ANNUAL RATE OF STOCK
                                     SECURITIES      OPTIONS                                  PRICE APPRECIATION
                                     UNDERLYING    GRANTED TO                                     OPTION FOR
                                       OPTIONS    EMPLOYEES IN    EXERCISE OR                     OPTION TERM
                                       GRANTED       FISCAL       BASE PRICE    EXPIRATION   ---------------------
NAME                                   (#)(1)        YEAR(3)       ($/SHARE)       DATE        5%($)      10%($)
-----------------------------------  -----------  -------------  -------------  -----------  ---------  ----------
Frank J. Fertitta III..............     160,000           8.9           7.50      9/12/2007    754,674   1,912,491
Glenn C. Christenson...............     180,000          10.0           7.50      9/12/2007    849,008   2,151,552
Scott M Nielson....................     130,000           7.2           7.50      9/12/2007    613,172   1,553,899
Blake L. Sartini...................     110,000           6.1           7.50      9/12/2007    518,838   1,314,838
William W. Warner(2)...............     100,000           5.6           7.50      9/12/2007    471,671   1,195,307

------------------------

(1) Executive Officers receive options pursuant to the Stock Compensation Program described elsewhere in this Proxy Statement. The material terms of that program related to recipients, grant timing, number of options, option price and duration are determined by the Program Administrators (as defined herein), subject to certain limitations.

(2) Consists of replaced options to purchase 27,055 shares of Common Stock and the grant of options to purchase additional shares. See "-- Replacement of and Grant of Stock Options."

(3) Including options of all employees that were replaced during the fiscal year. See "-- Replacement of and Grant of Stock Options."

FISCAL YEAR END OPTION VALUES

    The following table provides information related to options to purchase Common Stock held by the Executive Officers at the end of the fiscal year ended March 31, 1998. None of the Executive Officers exercised options to purchase Common Stock during the fiscal year ended March 31, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                FISCAL YEAR END(#)        FISCAL YEAR END($)(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Frank J. Fertitta III.....................................     742,410      1,398,617       15,904      1,308,856

Glenn C. Christenson......................................     134,138        285,575      294,995      1,399,190

Scott M Nielson...........................................     109,818        205,405      246,543      1,014,174

Blake L. Sartini..........................................     137,125        564,438       13,734        861,539

William W. Warner.........................................      --            100,000       --            725,000

------------------------

(1) Options are "in-the-money" if, on March 31, 1998, the market price of the Common Stock ($14.750) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock covered by the options on March 31, 1998, and the aggregate exercise price of such options.

REPLACEMENT OF AND GRANT OF STOCK OPTIONS

    In September 1997, the Human Resources committee authorized the replacement of outstanding stock options of certain of its management employees (excluding all of the Executive Officers except Mr. Warner). Pursuant to the replacement, options to purchase shares of Common Stock at exercise prices ranging from $9.375 per share to $15.00 per share held by such employees were cancelled and options to purchase an aggregate of 1,794,742 shares of Common Stock at an exercise price of $7.50 per share (the market value on the date of such grant and replacement) were issued and are outstanding as of March 31, 1998, in lieu of the cancelled options and as an additional incentive to such employees. The vesting periods and other terms of the replacement options match those of the additional options. The Human Resources Committee believes that the replacement and additional grant was necessary in light of competitive conditions in the gaming industry to retain and provide incentives to key management personnel. Of the 100,000 options Mr. Warner currently holds, 27,055 were replaced as shown in the following table.

                           10-YEAR OPTION REPRICINGS

                                                                                                                    LENGTH OF
                                          NUMBER OF      NUMBER OF                                                   ORIGINAL
                                         SECURITIES     SECURITIES                       EXERCISE                  OPTION TERM
                                         UNDERLYING     UNDERLYING    MARKET PRICE OF  PRICE AT TIME      NEW      REMAINING AT
                            DATE OF        OPTIONS       REPLACED      STOCK AT TIME        OF         EXERCISE      DATE OF
NAME                      REPLACEMENT     CANCELLED       OPTION      OF REPLACEMENT    REPLACEMENT      PRICE     REPLACEMENT
-----------------------  -------------  -------------  -------------  ---------------  -------------  -----------  ------------

William W. Warner......      9/12/97          7,055          7,055       $    7.50       $  12.000     $    7.50    5-6 years
                             9/12/97         10,000         10,000       $    7.50       $  14.375     $    7.50     8 years
                             9/12/97         10,000         10,000       $    7.50       $  14.625     $    7.50     9 years

EMPLOYMENT AGREEMENTS

    The Company and each of Frank J. Fertitta III, Glenn C. Christenson, Scott M Nielson, Blake L. Sartini and William W. Warner are parties to Employment Agreements pursuant to which Mr. Fertitta has agreed to serve as the President and Chief Executive Officer, Mr. Christenson has agreed to serve as the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer, Mr. Nielson has agreed to serve as Executive Vice President, General Counsel and Secretary of the Company, Mr. Sartini has agreed to serve as Chief Operating Officer and Executive Vice President and Mr. Warner has agreed to serve as Vice President of Finance, in each case through December 21, 2002 subject to automatic 5 year extensions unless the employer or employee otherwise gives notice at least one year prior to the end of the then-current term. Each of the Employment Agreements was amended and restated or orginally entered into on December 22, 1997. The Employment Agreements, as amended, provide that the Executive Officers shall devote reasonable time and attention to the business and affairs of the Company. Mr. Fertitta's Employment Agreement does not prohibit Mr. Fertitta from engaging in any business or assisting any other entity in competition with the Company during the term of his employment and does not affect continuation of his health and welfare benefits thereafter. Each Employment Agreement provides for a base salary (to be reviewed annually for increase but not decrease), an annual cash bonus in an amount determined by whether the Executive Officer has met predetermined goals set by the Human Resources Committee of the Company, and the inclusion of the Executive Officer in all plans and programs of the Company made available to the Company's Executive Officers or salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, surgical and major medical coverage, long-term disability, vacations and holidays. The Executive Officers' annual base salaries for fiscal year 1999 are $1,050,000 for Mr. Fertitta, $562,000 for Mr. Christenson, $414,000 for Mr. Nielson, $546,000 for Mr. Sartini and $275,000 for Mr. Warner. The Executive Officers are also entitled to life insurance and certain other benefits and perquisites in addition to those made available to Company management generally. These other benefits include participation in the Supplemental Executive Retirement Plan in the case of Mr. Fertitta, and participation in the Supplemental Management Retirement Plan in the case of Messrs. Christenson, Nielson, Sartini and Warner. Additionally, each of the Executive Officers is a participant in the Company's Special Long-Term Disability Plan. Mr. Christenson, Mr. Nielson and Mr. Sartini also participate in the Company's Long-Term Stay-On Performance Incentive Plan.

    In the event that an Executive Officer's employment is terminated as a result of his death or Disability (as defined in his Employment Agreement), the Executive Officer or his legal representative will receive, among other payments, all amounts owed the Executive Officer under his Employment Agreement as of the date of his death or Disability, including a pro-rated bonus, and his then-current salary for 24 months, in the case of Mr. Fertitta, or 12 months, in the case of the other Executive Officers, or until his disability insurance payments begin. In the event an Executive Officer's employment is terminated without Cause (as defined in his Employment Agreement) whether before or after a Change of Control (as defined in the Employment Agreement), other than due to death or Disability, among other payments, the Executive Officer will receive the amounts payable under his Employment Agreement as of the date of termination, plus a lump sum payment equal to five times his base salary, in the case of Mr. Fertitta, or a lump sum payment equal to three times his base salary, in the case of the other Executive Officers, any bonus awarded but not yet paid, any deferred bonus, expense reimbursement and continuation of his health and welfare benefit, at the level in effect at the time of his termination of employment through the end of the 60th month, in the case of Mr. Fertitta, or the 36th month, in the case of the other Executive Officers, following such termination, or the economic equivalent, in each case, as if such Executive were employed during such period.

    Immediately upon a Change of Control, each Executive Officer will receive a payment equal to three times his base amount (as defined in Section 280G of the Code) less one dollar. Additionally, in the event an Executive Officer's employment is terminated following a Change of Control, either without Cause or by the Executive Officer for Good Reason (as defined in the Employment Agreement), the Executive Officer will be entitled, among other payments, to an amount of cash equal to the greater of (x) five times an amount equal to his annual base amount at the time of the Change of Control or (y) five times his annual base amount at the time of termination of his employment, immediate vesting of any restricted stock of the Company held in the Executive Officer's name or to his benefit, immediate vesting of any stock options and/or stock appreciation rights granted by the Company which stock options and stock appreciation rights will continue to be and remain exercisable for the remaining term of such stock options and stock appreciation rights as set forth in the agreement granting, or otherwise under the award of, such stock option or stock appreciation right as if no termination had taken place, immediate vesting and cash-out of any phantom stock units granted to the Executive Officer, immediate vesting and pay out of incentive share units, continuation of all employee benefits and perquisites for a period of 60 months, in the case of Mr. Fertitta, or 36 months, in the case of the other Executive Officers, following such termination of employment, or the economic equivalent thereof as if such employee were an employee of the Company during such period, immediate vesting of the Executive Officer's supplemental retirement benefit as set forth in the Supplemental Executive Retirement Plan, in the case of Mr. Fertitta, and the Supplemental Management Retirement Plan, in the case of the other Executives, continued funding of the Executive Officer's split dollar insurance as if the Executive Officer were employed by the Company through the maturity date of such policies or payment in full of all premium obligations under such insurance, immediate cash-out, in the case of all Executive Officers other than Mr. Fertitta and Mr. Warner, of the Company's Long-Term Stay-On Performance Plan and, in the case of Mr. Fertitta, an additional amount, grossed up for taxes, equal to the positive difference, if any, of $20 million minus a tax-adjusted amount received under the other provisions noted above.

    If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive Officer in connection with a Change of Control or the termination of the Executive Officer's employment, will or would be subject to the excise tax imposed by Section 4999 of the Code, the Company will pay the Executive Officer an additional amount such that, after payment by the Executive of all taxes, the Executive retains an amount of such additional payment equal to the excise tax imposed on such payments and benefits paid or payable or received or to be received.

STOCK COMPENSATION PROGRAM

    The Company has adopted the Stock Compensation Program which includes: (i) an Incentive Stock Option Plan providing for the grant of incentive stock options, (ii) a Compensatory Stock Option Plan providing for the grant of nonqualified stock options, (iii) a Restricted Shares Plan providing for the grant of restricted shares of Common Stock and (iv) a Nonemployee Directors Stock Option Plan under which directors who are not employees of the Company are granted nonqualified stock options. Officers, key employees, directors (whether employees or non-employees) and independent contractors or consultants of the Company or its Subsidiaries are eligible to participate in the Compensatory Stock Option Plan and the Restricted Shares Plan. Only employees of the Company and its Subsidiaries, however, are eligible to participate in the Incentive Stock Option Plan. Only non-employee directors are eligible to participate in the Nonemployee Directors Stock Option Plan.

    The Stock Compensation Program is administered by a committee of at least two non-employee directors (as defined in Rule 16b-3 of the Exchange Act (the "Program Administrators")) appointed by the Board of Directors. Subject to the provisions of the Stock Compensation Program, the Program Administrators have sole authority, in their absolute discretion to determine, except with regard to awards under the Nonemployee Directors Plan: (a) the individuals to whom options and restricted shares shall be granted under the Program; (b) the time or times at which the options and restricted shares may be granted under the Program; (c) the number of shares subject to each option and restricted share, the option price and the duration of each option granted under the Program; and (d) all of the other terms and conditions of options and restricted shares granted under the Stock Compensation Program.

    Under the Nonemployee Directors Plan, each nonemployee director receives options to acquire shares of Common Stock pursuant to the following formula: (a) 10,000 shares of Common Stock upon the effective date of his or her initial appointment to serve as a member of the Board of Directors and (b) an additional 2,500 shares of Common Stock upon each anniversary of such date if the nonemployee director is a member of the Board of Directors on such anniversary. The options are exercisable immediately and will expire on the tenth anniversary of the grant. The exercise price of the options is the fair market value of the shares at the time of the grant of the option.

    A maximum of 6,307,000 shares of Common Stock have been reserved for issuance under the Stock Compensation Program. As of March 31, 1998, options to purchase an aggregate of 5,067,452 shares of Common Stock under the Program were outstanding, 1,485,971 of which were exercisable as of such date. The Stock Compensation Program will terminate on May 21, 2003, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Stock Compensation Program after such date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of certain federal income tax consequences applicable to the Stock Compensation Program. The summary does not reflect any provisions of the income tax laws of any state or local taxing jurisdiction. Because the tax consequences of events and transactions under the Stock Compensation Program depend upon various factors, including an employee's own tax status, each employee who receives a grant or award under the Stock Compensation Program should consult his or her own tax advisor with respect thereto.

INCENTIVE STOCK OPTIONS

    Upon the grant of an incentive stock option, an optionee will not recognize any income. No income will be recognized by an optionee upon the exercise of an incentive stock option if the requirements of the Stock Compensation Program and the Code are met, including, without limitation, the requirement that the optionee remain an employee of the Company during the period beginning on the date of the grant of the incentive stock option and ending on the day three months (up to one year in the discretion of the Program Administrators if the optionee becomes disabled) before the date the incentive stock option is exercised.

    The federal income tax consequences of a subsequent disposition of shares of Common Stock acquired upon the exercise of an incentive stock option will depend upon when the disposition occurs and the type of disposition.

    If such shares are disposed of by the optionee more than two years after the date of grant of the incentive stock option, and more than one year after such shares are transferred to the optionee, any gain or loss realized upon such disposition will be characterized as long-term capital gain or loss, and the Company will not be entitled to any income tax deduction in respect of the incentive stock option or its exercise.

    If such shares are disposed of by the optionee within two years after the date of grant of the incentive stock option, or within one year after such shares are transferred to the optionee (a "disqualifying disposition") and the disqualifying disposition is a taxable disposition, the excess, if any, of the amount realized (up to the fair market value of such shares on the exercise date) over the option price will be compensation taxable to the optionee as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162 (m) of the Code) equal to the amount of ordinary income recognized by the optionee. If the amount realized by the optionee upon such disqualifying disposition exceeds the fair market value of such shares on the exercise date, the excess will be characterized as short-term capital gain. If the option price exceeds the amount realized upon such disqualifying disposition, the difference will be characterized as short-term capital loss.

    If the disqualifying disposition is a non-taxable disposition (for example, a gift or a sale to a related person), the excess, if any, of the fair market value of such shares on the exercise date over the option price will be compensation taxable as ordinary income, and the Company will a be entitled to a deduction (subject to the provisions of Section 162 (m) of the Code) equal to the amount of ordinary income recognized by the optionee.

    If an optionee has not remained an employee of the Company during the period beginning on the date of the grant of an incentive stock option and ending on the day three months (up to one year in the discretion of the Program Administrators if the optionee becomes disabled) before the date the incentive stock option is exercised, the exercise of such option will be treated as the exercise of a non-qualified stock option with the tax consequences described below.

NON-QUALIFIED STOCK OPTIONS

    Upon the grant of a non-qualified stock option, an optionee will not recognize any income. At the time a non-qualified stock option is exercised, the optionee will recognize compensation taxable as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code) in an amount equal to the difference between the fair market value on the exercise date of the shares of Common Stock acquired pursuant to such exercise and the option price. Upon a subsequent disposition of such shares, the optionee will realize long-term or short-term capital gain or loss, depending on the holding period of such shares. For purposes of determining the amount of such gain or loss, the optionee's tax basis in such shares will be the sum of the option price and the amount of ordinary income recognized upon exercise. In order for any such gain or loss to qualify as long-term capital gain or loss, the shares must be held for more than one year measured from the exercise date.

EFFECT OF SHARE FOR SHARE EXERCISE

    If an optionee elects to tender shares of Common Stock in partial or full payment of the option price for shares to be acquired upon the exercise of a non-qualified stock option, the optionee will not recognize any gain or loss on such tendered shares. The number of shares of Common Stock received by the optionee upon any such exercise that are equal in number to the number of tendered shares would retain the tax basis and the holding period of the tendered shares for capital gain or loss purposes. The optionee will recognize compensation taxable as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162 (m) of the Code), in an amount equal to the fair market value of the number of shares received by the optionee upon such exercise that is in excess of the number of tendered shares, less any cash paid by the optionee. The fair market value of such excess number of shares would then become the tax basis for those shares and the holding period of such shares for capital gain or loss purposes will begin on the exercise date. If the tendered shares were previously acquired upon the exercise of an incentive stock option, the shares of Common Stock received by the optionee upon the exercise of the non-qualified stock option that are equal in number to the number of tendered shares will be treated as shares of Common Stock acquired upon the exercise of such incentive stock option.

    Except as discussed in the following paragraph, if an optionee elects to tender shares of Common Stock in partial or full payment of the option price for shares to be acquired upon the exercise of an incentive stock option, the optionee will not recognize any gain or loss on such tendered shares. No income will be recognized by the optionee in respect of the shares received by the optionee upon the exercise of the incentive stock option if, as previously stated, the requirements of the Stock Compensation Program and the Code are met. The IRS has not yet issued final regulations with respect to a determination of the basis and the holding period of the shares acquired upon such an exercise. Regulations proposed by the IRS provide that for all shares of Common Stock acquired upon such an exercise, the requisite two year and one year holding periods for stock acquired upon exercise of an incentive stock option (described above) must be satisfied, regardless of the holding period applicable to the tendered shares. The tax basis (and holding period for all other federal income tax purposes) of the tendered shares, however, will carry over to the same number of shares acquired upon the exercise. The number of shares acquired which is in excess of the number of tendered shares will have a tax basis of zero and a holding period for all purposes beginning on the date of exercise. Any subsequent disqualifying disposition will be deemed first to have been a disposition of the shares with a tax basis of zero, and then to have been a disposition of the shares with a carry over tax basis. For purposes of determining the amount of compensation taxable to the optionee upon a subsequent disqualifying disposition, the option price of the shares with a tax basis of zero will be deemed to be zero, and the option price of the shares with a carry over basis will be deemed to be the fair market value of the shares on the exercise date.

    If an optionee elects to tender shares of Common Stock that were previously acquired upon the exercise of an incentive stock option in partial or full payment of the option price for shares to be acquired upon the exercise of another incentive stock option, and such exercise occurs within two years of the date of grant of such incentive stock option, or within one year after such tendered shares were transferred to the optionee, the tender of such shares will be a taxable disqualifying disposition with the tax consequences described above regarding the disposition within two years of the date of grant of an incentive stock option, or within one year after shares were acquired upon the exercise of incentive stock options. The shares of Common Stock acquired upon such exercise will be treated as shares of Common Stock acquired upon the exercise of an incentive stock option and the holding period of such shares for all purposes will begin on the exercise date.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    Table I below sets forth the total benefits payable to the Chief Executive Officer as the sole participant in the Supplemental Executive Retirement Plan (the "SERP"). Amounts shown in Table 1 represent the annual benefits to which the Chief Executive Officer is entitled under the SERP.

                                    TABLE I*

                                                                                  10 OR MORE
                                                                                   YEARS OF
REMUNERATION($)                                                                    SERVICE
------------------------------------------------------------------------------  --------------
1,000,000.....................................................................       500,000
1,025,000.....................................................................       512,500
1,075,000.....................................................................       537,500
1,100,000.....................................................................       550,000
1,125,000.....................................................................       562,500
1,150,000.....................................................................       575,000
1,175,000.....................................................................       587,500

------------------------

*   Assumes normal retirement

    The SERP, which went into effect on November 30, 1994, is a defined benefit plan that covers only the Chief Executive Officer of the Company. The SERP provides a monthly supplemental retirement benefit (the "SERP SRB"), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 50% and (b) the Chief Executive Officer's final annual compensation, as determined under the SERP. Amounts shown in Table I represent the annual benefits to which the Chief Executive Officer is entitled under the SERP, reduced by monthly benefits payable under all qualified and non-qualified defined benefit retirement plans of the Company. The amounts listed in Table I are not currently subject to any deductions for social security because the Company currently has no other defined benefit plans. The Chief Executive Officer will become vested in accrued SERP SRBs, upon the latter of (a) the attainment of age 45 and (b) the completion of ten years of service after the effective date of the plan, or, if a Change of Control (as defined in the SERP) occurs, the Chief Executive Officer will become fully vested in the SERP SRB.

    The SERP SRB is payable upon the later of the date on which the Chief Executive Officer attains age 55 or the Chief Executive Officer's termination of employment. Alternatively, the Chief Executive Officer may elect to commence receiving the SERP SRB upon the later of the date on which the Chief Executive Officer attains age 45 or the Chief Executive Officer's termination of employment. In the event of such an early retirement election, the SERP SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Chief Executive Officer is less than age 55.

    The SERP SRB payments will be made for no less than 15 years after the date on which the Chief Executive Officer begins to receive payments. If the Chief Executive Officer dies after the Chief Executive Officer becomes vested and prior to the date on which the Chief Executive Officer begins to receive SERP SRB payments, the Company will pay a survivors benefit to the Chief Executive Officer's spouse equal to the amount that would have been payable to such spouse if the Chief Executive Officer had commenced receiving the SERP SRB at age 55 in the form of a joint and 50% survivor annuity. The Company has no duty to set aside or invest any amounts under or in respect of the SERP. As of September 1, 1998, Frank J. Fertitta III has four years of credited service under the SERP.

SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN

    Table II below sets forth the total benefits payable to Executive Officers, other than the Chief Executive Officer, selected by the Human Resources Committee of the Board of Directors to participate in the Company's Supplemental Management Retirement Plan (the "SMRP"). Amounts shown in Table II represent the annual benefits to which the covered Executive Officers are entitled under the SMRP.

                                   TABLE II*

                                                                                  10 OR MORE
                                                                                   YEARS OF
REMUNERATION($)                                                                    SERVICE
------------------------------------------------------------------------------  --------------
200,000.......................................................................        80,000
250,000.......................................................................       100,000
300,000.......................................................................       120,000
350,000.......................................................................       140,000
400,000.......................................................................       160,000
450,000.......................................................................       180,000
500,000.......................................................................       200,000
550,000.......................................................................       220,000
600,000.......................................................................       240,000

------------------------

*   Assumes normal retirement

    The SMRP, which went into effect on November 30, 1994, is a defined benefit plan for the Executive Officers, other than the Chief Executive Officer, selected by the Human Resources Committee of the Board of Directors. The SMRP provides a monthly supplemental retirement benefit (the "SMRP SRB"), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 40% and (b) the Executive Officer's final annual compensation, as determined under the SMRP, reduced by monthly benefits payable under all qualified and non-qualified defined benefit retirement plans of the Company. The amounts shown in Table II are not currently subject to any deductions for social security or other offset amounts because the Company currently has no other defined benefit plans. The Executive Officer will become vested in the accrued SMRP SRBs, upon the latter of (a) the attainment of age 55 and (b) the completion of ten years of service after the effective date of the plan, or, if a Change of Control (as defined in the SMRP) occurs, the Executive Officer will become fully vested in the SMRP SRB.

    The SMRP SRB is payable upon the later of the date on which the Executive Officer attains age 60 or the Executive Officer's termination of employment. Alternatively, the Executive Officer may elect to commence receiving the SMRP SRB upon the later of the date on which the Executive Officer attains age 55 or the Executive Officer's termination of employment. In the event of such an early retirement election, the SMRP SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Executive Officer is less than age 60.

    The SMRP SRB payments will be made for no less than 15 years after the date on which the Executive Officer begins to receive payments. If the Executive Officer dies after becoming vested and prior to the date on which the Executive Officer begins to receive SMRP SRB payments, the Company will pay a survivor's benefit to the Executive Officer's spouse equal to the amount that would have been payable to such spouse if the Executive Officer had commenced receiving the SMRP SRB at age 60 in the form of a joint and 50% survivor annuity. The Company has no duty whatsoever to set aside or invest any amounts under or in respect to the SMRP. As of September 1, 1998, Messrs. Glenn C. Christenson, Scott M Nielson and Blake L. Sartini have four years of service credited under the SMRP and William W. Warner has two years of credited service.

DEFERRED COMPENSATION PLAN FOR EXECUTIVES

    The Deferred Compensation Plan For Executives (the "DCPE"), in effect as of November 30, 1994, is a deferred compensation plan for Executive Officers whose base salaries are at a rate in excess of the amount specified in Section 401(a)(17) of the Code, and who are selected for participation by the Human Resources Committee of the Board of Directors. Executive Officers may defer up to 50% of their regular base salary and 100% of any special and/or discretionary bonuses. The Company has agreed to match 100% of the first 10% of any base salary and bonus deferred under the plan, pursuant to retroactive modifications of the DCPE adopted by the Company on March 15, 1996. Additionally, the Company may, in its sole discretion, credit supplemental contributions to an Executive Officer's account. Earnings on deferrals are required to equal the greater of
(i) the annual return on Common Stock or (ii) an instrument paying 4% interest per annum. Each participant's deferred compensation account will be adjusted at the end of the plan year to reflect earnings and the account balance will be reinvested for the next plan year. An Executive Officer's accrued balance in a deferred compensation account will be fully vested at all times. The accrued balance in an Executive Officer's matching and supplemental contributions account will vest 20% each year and will be fully vested after five years of continuous service. If a Change in Control (as defined in the DCPE) occurs, the Executive Officer's accrued balance in the Matching Contributions Account and the Supplemental Contributions Account (both as defined in the DCPE) become fully vested as of the date of any such Change in Control. Vested accrued balances shall be paid in cash in one lump sum payment within 15 days of the termination of employment. If the Executive Officer is terminated for any reason (other than death) prior to completion of five years of continuous service, any accrued balance existing under the matching and supplemental accounts shall be paid in cash. Hardship distributions are permitted under the plan in the event of an unforeseeable emergency, and will be limited to the amount shown to be necessary to meet the emergency.

SPECIAL LONG-TERM DISABILITY PLAN

    The Special Long-Term Disability Plan provides disability benefits equal to a combined monthly benefit amount of 66% of the average of base salary plus bonus for the two plan years immediately preceding (but not including) the plan year in which the participant's employment is terminated due to disability divided by twelve; provided, however, that the monthly benefit will be reduced by any benefit the participant receives from all other disability plans sponsored by the Company, if any. Benefits begin on the first day of the second month succeeding the month in which the participant's termination of employment due to disability occurs. Individuals eligible to participate in the plan consist of the Executive Officers as chosen by the Human Resources Committee of the Board of Directors from key executives nominated by the Chief Executive Officer. The Human Resources Committee may, in its sole discretion, terminate the participation of any participant prior to the disability of such participant. Each of the Executive Officers is a participant in this plan. The Company is currently self-insured as to these long-term disability benefits.

LONG-TERM STAY-ON PERFORMANCE INCENTIVE PLAN

    The Long-Term Stay-On Performance Incentive Plan, as amended as of June 19, 1997, will pay $1,000,000 to each of Messrs. Christenson, Nielson and Sartini for continuous employment by all three Executive Officers through March 31, 2001. Failure by any such Executive Officer, for any reason, to complete the length of service specified will result in the forfeiture of such Executive Officers' award and will reduce each of the remaining two Executive Officers' awards by 25%. The award will be issued on April 1, 2001 in shares of Common Stock, valued at the award date, if available, or otherwise in cash. The award will be restricted from April 1, 2001 through April 1, 2004 (the "Restriction Period"). Each Executive Officer must continue in employment during the Restriction Period to receive the full amount of his award. The award becomes unrestricted as follows: (1) 50% of the total number of shares on April 1, 2003 and (2) 50% of the total number of shares on April 1, 2004. Termination of employment, for any reason during the Restriction Period, will result in forfeiture of any remaining restricted shares of the Company.

SPLIT-DOLLAR INSURANCE PROGRAM

    In August 1995, split-dollar life insurance agreements were entered into for the Chief Executive Officer and the Executive Officers other than Mr. Warner for whom a policy was entered into in April 1998. Under the terms of the policies, the Company will pay the premiums for such life insurance policies and the Company will have an interest in the insurance benefits equal to the amount of unreimbursed premiums it has paid, with the balance payable to the beneficiary as named by the Executive Officer. The face value of each Executive Officer's individual policy and second-to-die policy is as follows: $10 million and $30 million for Mr. Fertitta, $7 million and $0 for Mr. Christenson, $7 million and $0 for Mr. Nielson, $5 million and $10 million for Mr. Sartini and $3.5 million and $0 for Mr. Warner.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Articles eliminate liability of its directors and officers for damages for breach of fiduciary duty as directors and officers, except to the extent otherwise required by the NRS and in cases in which the breach involves intentional misconduct, fraud or a knowing violation of the law.

    Sections 78.7502 and 78.751 of Chapter 78 of the NRS and the Bylaws contain provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action, had no reasonable cause to believe was unlawful. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

    Section 78.752 of Chapter 78 of the NRS and the Bylaws also provide that the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

    The Company has entered into indemnification agreements (the "Indemnification Agreements") with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law for an indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under law; and
(ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

                        REPORT ON EXECUTIVE COMPENSATION

    This report is provided by the Human Resources Committee of the Board of Directors to assist stockholders in understanding the Company's objectives and procedures in establishing the compensation of the Company's Chief Executive Officer and other executive officers. The Human Resources Committee is responsible for (i) reviewing and approving all elements of the total compensation program for the Company, (ii) aligning the total compensation program with the Company's business strategy and (iii) assuring stockholders that the pay delivery programs are effective, responsible, and competitive when compared to similarly situated organizations.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY AND OBJECTIVES.(1)

    The Human Resources Committee's primary objectives in setting compensation policies are to develop a program designed to retain the current management team, reward them for outstanding performance, and attract those individuals needed to implement its strategy. The Human Resources Committee set compensation policies to account for continued significant growth and to retain highly talented, motivated individuals with a long-term vision for the Company. The Human Resources Committee also sought to align the financial interest of the Company's executives with that of its stockholders. The Human Resources Committee believes to achieve this goal a significant portion of the Company's executives' compensation should be "at risk" and tied to the achievement of annual and long-term corporate performance criteria. The Human Resources Committee retained an outside consultant to assist with the design, implementation and communication of its compensation program.

BASE SALARY

    Base salaries are reviewed annually and may be adjusted (for increase but not decrease) based on an evaluation of the executive's performance in conjunction with a review of compensation normally received by other individuals holding similar positions at other organizations with similar revenues and scope of business. For fiscal year 1998 the Human Resources Committee identified a group of fifteen similar casino and gaming companies that it believes are the Company's competition for executive level employees. Due to the limited availability of information, the group of fifteen similar casino and gaming companies identified by the Human Resources Committee is a different group of companies from that used to create the stock performance graph. As part of its strategy to attract and retain high quality executive employees, the Human Resources Committee has established a policy to pay executive base salaries between the 50th and 75th percentile of the range of the base salaries paid by the fifteen similar casino and gaming companies. Actual salaries are determined based upon an assessment of the individual's contribution and value to the organization and the competitive market for that position as reflected by the base salaries paid by the fifteen similar casino and gaming companies.

ANNUAL INCENTIVES

    The Human Resources Committee also sets executive compensation in a manner designed to make it dependent upon the performance of the Company. To create incentives for superior performance and to allow executives to share in the success of the Company, the Human Resources Committee has made a portion of an executive's compensation dependent upon the annual and long-term performance of the Company.

    Annual incentive awards for fiscal year 1998 performance were based upon the Company's performance and assessments of the individual executive's contribution to the success of the Company during fiscal

------------------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act, the Report on Executive Compensation shall not be incorporated by reference in any such filings.

year 1998. The Human Resources Committee targeted total cash compensation paid to the Company's executives to be between the 50th and 75th percentile of that paid by its competitors for executive level employees. Actual annual incentive payouts were adjusted for the Company's performance and the individual's contribution during the performance period.

    Executives participate in an annual incentive plan administered by the Human Resources Committee that was implemented on April 1, 1994. This plan makes a portion of the participant's compensation dependent upon the annual performance of the Company and also has a component to reward the individual for superior performance in the event targets are not met, but the individual's performance has been exemplary. The purpose of this plan is to focus each executive on the attainment of financial objectives that the Human Resources Committee believes are primary determinants of the Company's share price over time. Each year, specific cash flow and earnings per share goals are approved by the Human Resources Committee under the plan. To ensure that the award amounts under the plan are competitive, target award amounts are set at the beginning of each performance period for each executive based upon the 50th percentile of comparable award amounts paid by the Company's competitors for executive employees. The amount of the target award is determined by comparison of actual cash flow and earnings per share versus the goal cash flow and earnings per share. The actual award amount may vary from zero to one and a half times the targeted award amount. The Human Resources Committee has retained discretion to change the actual award by up to 50% of the executive's target, positively or negatively, based on individual performance.

LONG-TERM INCENTIVES

    The Company has provided stock-based incentives to its officers since its inception. The Human Resources Committee attempts to give the Company's executives a stake in the long-term success of the business, and to pay a considerable portion of the Company's executives total compensation in stock, to give the executive a long-term stake in the business and to align the executive's interests with those of the Company's stockholders. These grants of stock options and restricted stock align the executive's interests with the stockholder's interests as the size of the executive's reward is dependent on the Company's stock performance. Grants made to the Company's executives approximate the 75th percentile of expected grant values for those companies that the Human Resources Committee has identified as the Company's competition for executive level employees, with the value of any awards estimated using the Black-Scholes valuation model. Awards have generally been granted with a vesting schedule of 20% of the award each anniversary from the date of grant until fully vested.

OTHER EXECUTIVE PROGRAMS

    The Company also maintains certain executive benefits and perquisites that are considered necessary to offer fully competitive opportunities to its executives. These include, but are not limited to, supplemental retirement arrangements, employment agreements, and change in control contracts. The details of these programs are explained under the "Executive Compensation" section of this proxy statement.

1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    The same philosophies described above for each executive position were used by the Human Resources Committee to determine the compensation for the Chairman of the Board, President, and Chief Executive Officer, Mr. Frank J. Fertitta III.

THE CHIEF EXECUTIVE OFFICER'S 1998 BASE SALARY

    The Human Resources Committee established Mr. Fertitta's annual base salary for fiscal year 1998 based upon a review of compensation by those fifteen casino and gaming companies identified as having similar revenues and scope of operations together with an evaluation of the Company's results in fiscal year 1997. Although the survey data for fiscal year 1998 showed an increase in base salary, Mr. Fertitta's base salary was not adjusted for fiscal year 1998. His base salary remained at $1,000,000.

THE CHIEF EXECUTIVE OFFICER'S 1998 ANNUAL INCENTIVE

    The annual incentive earned by the Chief Executive Officer for fiscal year 1998 performance was $750,000. This annual incentive award reflects the Company's performance and the Chief Executive Officer's individual contribution to the Company as evaluated by the Human Resources Committee for the year.

CERTAIN EXECUTIVE OFFICERS' 1998 LONG-TERM INCENTIVES

    The committee granted options to Messrs. Fertitta and Sartini in fiscal year 1997 with the expectation that long-term incentives would not be granted during fiscal year 1998.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

    The Omnibus Budget Reconciliation Act of 1993 prevents publicly traded companies from receiving a tax deduction on compensation paid to proxy-named executive officers in excess of $1 million annually, effective for compensation paid after 1993. The Human Resources Committee believes that there will be little if any impact from this limitation to the Company in fiscal year 1998 due to various exceptions to the $1 million limitation.

    The Human Resources Committee believes that the Company's other compensation programs which will result in amounts of compensation in fiscal year 1998 will either qualify for exceptions to the $1 million limit or that in the aggregate such amounts of compensation will not significantly exceed $1 million for each executive.

                                          Respectfully Submitted,
                                          Station Casinos, Inc.
                                          Human Resources Committee
                                          R. Hal Dean, Chairman
                                          Lowell H. Lebermann, Jr.

STOCK PERFORMANCE GRAPH(2)

    The graph below compares the cumulative total stockholder return of the Company, with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the cumulative total return of a peer group with comparable market capitalization consisting of Ameristar Casinos Inc., Argosy Gaming Corp., Aztar Corp., Boomtown, Inc., Boyd Gaming Corp., Casino America, Inc., Casino Magic Corp., Circus Circus Enterprises, Grand Casinos, Inc., Hollywood Casino Corp., Jackpot Enterprises, Inc., President Casinos, Inc., Primadonna Resorts, Inc., Rio Hotel & Casino, Inc. and Showboat, Inc. The performance graph assumes that $100 was invested on May 25, 1993 (the date of the Company's initial public offering) in each of the Common Stock, common stock of the selected peer group, and the S&P 500. The stock price performance shown in this graph is neither necessarily indicative of nor intended to suggest future stock price performance.

               COMPARISON OF 58 MONTH CUMULATIVE TOTAL RETURN(*)
        AMONG STATION CASINOS, INC., THE S&P 500 INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             STATION CASINOS INC.      PEER GROUP      S & P 500
5/93                           $100             $100         $100
3/94                             87               80          102
3/95                             58               66          117
3/96                             58               65          155
3/97                             41               46          186
3/98                             74               49          275

------------------------

  * $100 INVESTED ON 5/25/93 IN STOCK OR INDEX. INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH 31.

 (2) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act, this Performance Graph shall not be incorporated by reference in any such filings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BOULDER STATION LEASE

    Boulder Station is situated on 45 acres located on the east side of Las Vegas, Nevada. The Company owns 18 acres and leases the remaining 27 acres from a trust pursuant to a long-term ground lease. The trustee of such trust is Bank of America NT&SA and the beneficiary is KB Enterprises, an affiliated company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $125,000 until June 1998. In July 1998, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2003, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of
(i) the then-prevailing annual rate of return for comparably situated property or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. Boulder Station did not exercise its June 1998 option. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party.

TEXAS STATION LEASE

    Texas Station is situated on 47 acres located in North Las Vegas, Nevada. The Company leases the land from a trust pursuant to a long-term ground lease. The trustee of such trust is Bank of America NT&SA and the beneficiary is Texas Gambling Hall & Hotel, an affiliate company of the Related Lessor. The lease has a maximum term of 65 years, ending in May 2060. The lease provides for monthly rental payments of $150,000 until July 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then-prevailing annual rate of return being realized by owners of comparable land in Clark County or (ii) 8% per year. The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in May 2000, to purchase the land at fair market value. Pursuant to the ground lease, the lessor will have a right to put the land to the Company, exercisable no later than one year after the first to occur of (a) a change of control (as defined in the lease), or (b) delivery of written notice that such a change of control is anticipated, at a purchase price equal to fair market value as determined by negotiation. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party.

MCNABB/MCNABB/DESOTO/SALTER & CO.

    The Company formerly employed McNabb/McNabb/DeSoto/Salter & Co. ("MMDS") to provide advertising and marketing research services. Frank J. Fertitta III, Blake L. and Delise F. Sartini and Lorenzo J. Fertitta collectively owned a 50% interest in MMDS. In April 1997, the Company purchased the assets of MMDS for approximately $800,000. The Company believes that the terms of the transactions with MMDS were as fair to the Company as could have been obtained from an independent third party.

GORDON BIERSCH BREWING COMPANY

    The Company owns a 50% interest in Town Center Amusements, Inc., a Limited Liability Company, a Nevada limited liability company, doing business as Barley's Casino & Brewing Company ("Barley's"), which operates a casino and brew pub located in southeast Las Vegas. Barley's commenced operations in January 1996. Barley's has entered into a consulting agreement with Gordon Biersch Brewing Company ("Gordon Biersch"). Frank J. Fertitta III, Blake L. and Delise
F. Sartini and Lorenzo J. Fertitta collectively own a 15.7% interest in Gordon Biersch. The Frank J. Fertitta and Victoria K. Fertitta Revocable Family

Trust dated June 17, 1989 (the "Fertitta Trust") owns another 21.0% interest and trusts for the children of the above named individuals collectively own a 7.9% interest in Gordon Biersch. The consulting agreement requires Barley's to pay Gordon Biersch $25 for each barrel of beer brewed, and to reimburse Gordon Biersch for the brewer's salary and other related costs. Barley's paid Gordon Biersch approximately $62,000 during the fiscal year ended March 31, 1998. In addition Gordon Biersch was a tenant at Sunset Station until March 1998. Gordon Biersch paid monthly rental amounts of $13,395 under the lease at Sunset Station.

                                    ITEM II
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Arthur Andersen L.L.P. ("AA") to serve as the Company's independent public accountants to audit the financial statements of the Company for the 1999 fiscal year. AA has served as the Company's independent public accountants since fiscal year 1991. A representative of AA will attend the Annual Meeting and will be given an opportunity to make a statement and will be available to answer appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS, ON THE ADVICE OF ITS AUDIT COMMITTEE, THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN L.L.P. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1999.

    Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote FOR the selected accountants.

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies according to their best judgment.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals, if any, that may be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting must be received by the Company at its offices at 2411 West Sahara Avenue, Las Vegas, Nevada 89102 not later than May 25, 1999.

 TO BE COMPLETED BY HOLDERS OF STATION COMMON STOCK, PAR VALUE $0.01 PER SHARE
                             STATION CASINOS, INC.
                2411 WEST SAHARA AVENUE, LAS VEGAS, NEVADA 89102

    The undersigned hereby appoints FRANK J. FERTITTA III and SCOTT M NIELSON, and each of them, proxies each with full power of substitution, to vote all stock of the undersigned at the annual meeting (the "Meeting") of stockholders of Station Casinos, Inc. (the "Company") to be held October 27, 1998 at 10:00 a.m. local time at Sunset Station Hotel & Casino, 1301 West Sunset Road, Henderson, Nevada and/or at any adjournment of the Meeting, in the manner indicated below; all in accordance with and as more fully described in the Notice of Annual Meeting and accompanying Proxy Statement for the Meeting, receipt of which is hereby acknowledged.

    THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS INDICATED BELOW:

(1) To elect two directors to serve until the 2001 annual meeting of Station and until their respective successors have been duly elected and qualified:

/ /  FOR all nominees listed below      / /  WITHHOLD AUTHORITY to vote for all
   (except as marked to the contrary       nominees listed below.
   below).

(INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

       Glenn C. Christenson                              Blake L. Sartini

(2) To ratify the appointment of Arthur Andersen L.L.P. as Station's independent public accountants for Station's 1999 fiscal year,
    and                            / / FOR        / / AGAINST        / / ABSTAIN

(3) To vote in their discretion on such other business as may properly come before the Meeting or any adjournment thereof.

                          (CONTINUED ON REVERSE SIDE)

    UNLESS AUTHORITY TO VOTE THEREFORE IS WITHHELD IN THIS PROXY CARD, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR THE PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES
                              DATE _____________________________________________
                              SIGNATURE ________________________________________

                              PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS TO THE LEFT AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, STATE YOUR FULL TITLE AND AUTHORITY WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY A DULY AUTHORITY OFFICER. IF SHARES ARE HELD JOINTLY, EACH STOCKHOLDER NAMED SHOULD SIGN.

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR AN ANNUAL MEETING--OCTOBER 27,
                                     1998,
    PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID
                                   ENVELOPE.